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                                                                     EXHIBIT 4.4

                            Tyler Technologies, Inc.
                           2800 West Mockingbird Lane
                               Dallas, Texas 75235

                               Purchase Agreement

                      $10,001,400 in Shares of Common Stock
                                 (the "Shares")

                                                                    May l9, 2000

To       the Purchasers of the
         above Shares listed in
         Schedule 1 hereto:

Gentlemen:

         Tyler Technologies, Inc., a Delaware corporation (the "Company"), hereby agrees with you as follows:

         1. AUTHORIZATION OF COMMON STOCK. The Company will authorize the issue and sale of up to $10,001,400 in shares (the "Shares") of Common Stock, $0.01 par value (the "Common Stock"), of the Company, at the Stock Purchase Price. Certain capitalized terms used in this Agreement are defined in Section 11.

         2. PURCHASE AND SALE OF COMMON STOCK. The Company will issue and sell to you and, subject to the terms and conditions of this Agreement, you will purchase from the Company, at the Closing provided for in Section 3, the aggregate number of shares of Common Stock specified opposite your name in the Schedule of Purchasers, in each case at a purchase equal to the lesser of (i) $3.00 per share or (ii) 80% of the average closing price for shares of Common Stock on the New York Stock Exchange for the 20 Trading Days prior to Closing (the "Stock Purchase Price").

         3. CLOSING. The sale of the Common Stock to be purchased by you will take place at the offices of Sanders Morris Harris Inc., 3100 Chase Tower, Houston, Texas 77002, at 10:00 a.m., Houston Time, at a closing (the "Closing") on May 18, 2000, or on such other business day thereafter as may be agreed upon by the Company and you.

         Within five Business Days following the Closing, the Company will deliver to you the Shares purchased by you at such Closing in the form of one certificate (or such greater number of certificates as you may request), each dated the date of the Closing and registered in your name (or in the name of your nominee as indicated on the Schedule of Purchasers or otherwise made known in writing by you to the Company prior to the Closing), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor.




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         4. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to you that:

         4.1. ORGANIZATION, QUALIFICATION, STANDING, CAPITAL STOCK, SUBSIDIARIES, ETC. The Company has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Delaware, and each of its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, with power and authority (corporate and other) to own or lease its properties and to conduct its business as described in the Memorandum; the Company and each Subsidiary is duly qualified to do business and in good standing as a foreign corporation in all other jurisdictions in which its ownership or leasing of properties, or the conduct of its business requires or may require such qualification where the failure to be so qualified would have a Material Adverse Effect; the Company and each Subsidiary is in possession of and operating in compliance in all material respects with all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, and orders required for the conduct of their business as described in the Memorandum, where the failure to possess or comply therewith would have a Material Adverse Effect. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $0.01 par value per share, of which 43,290,687 shares were issued and outstanding at March 31, 2000, and 1,000,000 shares of Preferred Stock, $10.00 par value per share, none of which shares of Preferred Stock were issued and outstanding at the Closing Date. All of such outstanding shares have been validly issued and are fully paid and nonassessable. The Company has reserved 6,300,000 shares of Common Stock for issuance pursuant to options and warrants outstanding at March 31, 2000. Except as set forth on Schedule 4.1, there are not outstanding, nor is the Company subject to any agreement, arrangement, or understanding under which there may become outstanding, any option, warrant, or other right to purchase or subscribe to, or security convertible into or exchangeable for, any shares of capital stock of any class of the Company. The Company's Subsidiaries are identified in Exhibit 21 of the Form 10-K and such Exhibit correctly states the jurisdiction of organization and the extent of the Company's ownership of outstanding voting securities of each such Subsidiary. All such voting securities are owned by the Company free and clear of any liens, claims or encumbrances of any nature, except for the lien of Bank of America, N.A. under the Company's Revolving Credit Agreement.

         4.2 FINANCIAL STATEMENTS, SUBSEQUENT CHANGES, ETC. The Form 10-K, one or more copies of which have been furnished to you, contains consolidated balance sheets of the Company and its consolidated Subsidiaries, and the consolidated statements of income, stockholders' equity, and cash flows of the Company and its consolidated Subsidiaries for each of the three years ended December 31, 1998, including notes thereto, and the opinion of Ernst & Young LLP, independent certified public accountants with respect to such financial statements. All of the foregoing financial statements are complete and correct in all material respects and fairly present in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries at the respective dates of said balance sheets and the consolidated results of operations of the Company and its consolidated Subsidiaries for the respective periods covered thereby. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein). There were no material liabilities, direct or indirect, fixed or contingent, of the Company and its consolidated Subsidiaries as of the respective dates of such balance sheets that are not reflected therein or in the notes thereto. Except as disclosed in the Memorandum, there has been no material change in the consolidated condition, financial or otherwise, or operations of the Company and its consolidated Subsidiaries since December 31,




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1999, nor has the Company or any Subsidiaries, except for the execution, delivery, and performance of this Agreement, incurred any Indebtedness for borrowed money, incurred any material liability, contingent or otherwise, except in the ordinary course of business (including acquisitions of business and assets), or entered into any material commitment or other transaction not in the ordinary course of business since such date.

         4.3. OTHER INFORMATION AS TO COMPANY. The Confidential Private Placement Memorandum dated April 19, 2000, together with the Exhibits thereto and the documents incorporated by reference therein (the "Memorandum"), does not contain any misstatement of a material fact or omit to state any material fact necessary to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that with respect to all projections and estimates furnished to you, the Company represents and warrants only that the same were prepared in good faith and based, to the best of its knowledge, upon reasonable assumptions and that nothing has occurred, which has caused or may cause any projection or estimate to be or to become inaccurate in any material adverse respect as of the date hereof. In the event the Company has furnished to you information which corrects information previously furnished, the information last furnished is deemed to govern for purposes of this Section 4.3.

         4.4. LITIGATION. Except as disclosed in the Memorandum, there are no legal or governmental proceedings pending to which the Company or any Subsidiary is a party or of which any of their properties are the subject, which, if determined adversely to the Company or its Subsidiaries would individually or in the aggregate result in a Material Adverse Effect; and, to the best knowledge of the Company after due inquiry, no such proceedings are threatened, except as set forth in the Memorandum.

         4.5. FRANCHISES, LICENSES, TRADEMARKS, ETC. The Company and the Subsidiaries have all material franchises, permits, licenses and other authority as are necessary to enable it to conduct its business as now conducted and as proposed to be conducted, and to the best of the Company's knowledge, neither the Company nor any Subsidiary is in material default under any such franchises, permits, licenses or other authority. To the best knowledge of the Company, the Company and its Subsidiaries own (or have made appropriate application for) or have the right to use all trademarks, trademark rights, trade names, trade name rights, copyrights, and similar intangible assets or rights that are material to their business (collectively "Intellectual Property"). The Company has no knowledge of any adverse claim or facts that could give rise to a claim, which creates a reasonable doubt as to the ownership or validity of the Intellectual Property. No Governmental Body has rendered any opinion, decision, or judgment that could limit, cancel, or question the validity of any of the Intellectual Property. To the Company's knowledge, no other intellectual property is necessary to enable the Company to conduct its business substantially as currently conducted or as proposed to be conducted. The Company is not obligated or under any liability whatsoever to make any material payments in the nature of royalties, license fees, or otherwise to any owner of, licensee of, or other claimant to, any Intellectual Property. The Company has no knowledge of intellectual property owned by others that is used by the Company in the conduct of its business as currently conducted or as proposed to be conducted without valid license or other form of arrangement. To the knowledge of the Company, the continued use of the Intellectual property by the Company will not constitute an infringement, misappropriation, or misuse of any patent, trademark, trade name, copyright, invention, trade secret, proprietary information, nondisclosure, or other rights of any third party. No person has filed, or to the knowledge of the Company, threatened any claim before a Governmental Body regarding the use of, or challenging the validity or effectiveness of the Intellectual Property or






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any license, contract, or commitment relating thereto, and the Company knows of no valid basis for any such claim. To the Company's knowledge, all material trade secrets, know how, and other trademarked, or copyrighted material has at all times been kept confidential by the Company, its employees, and agents so as to protectable under common law principles.

         4.6. DUE AUTHORIZATION AND COMPLIANCE WITH OTHER INSTRUMENTS. This Agreement is, and the Shares when issued and delivered will be, valid and legally binding obligations of the Company and the Shares will be entitled to the benefits of this Agreement. The Shares to be issued to you hereunder have been duly authorized and when issued will be validly issued, fully paid and nonassessable. The Shares are not subject to any preemptive or similar rights on the part of holders of shares of capital stock of the Company.

         4.7. BURDENSOME AND CONFLICTING AGREEMENTS AND VIOLATIONS OF CHARTER Provisions. Neither the Company nor any Subsidiary is currently bound by any agreement or instrument or subject to any charter or other corporate restriction that materially and adversely affects its business, properties, operations, or condition, financial or otherwise. The Company is not in violation of its articles of incorporation or by-laws, or in material default, or with the giving of notice or lapse of time or both, would be in material default, in the performance of any material obligation, agreement, or condition contained in any lease license, material contract, indenture, or loan agreement or in any bond, debenture, note, or other evidence of indebtedness, except as set forth in the Memorandum and except for such defaults as would not have a Material Adverse Effect. Neither the authorization, execution, and delivery of this Agreement or the issuance of the Shares, the consummation of the transactions herein and therein contemplated, nor the fulfillment of or compliance with the terms hereof and thereof, will conflict with or result in a breach of any of the terms of the articles of incorporation or by-laws, or any material loan agreement, mortgage, deed of trust, indenture, or other agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, except to the extent that the same have been, or prior to the Closing Date will be, waived or cured, or, to the best knowledge of the Company, any law, statute, order, rule, administrative regulation, or decree of any court, or governmental agency or body having jurisdiction over the Company, its Subsidiaries, or their properties, which conflict, default, or breach individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

         4.8. CONSENTS AND APPROVALS. To the best knowledge of the Company, no consent, approval, authorization or order of any Governmental Body is required for the consummation by the Company of the transactions contemplated by this Agreement, except such as may be required by the National Association of Securities Dealers, Inc., the Securities Act, or the Rules and Regulations or state securities or Blue Sky laws. The Company has obtained or made all necessary consents, approvals, waivers and notifications of stockholders, creditors, lessors and other non-governmental persons, in each case, in connection with the execution of this Agreement and the issuance of the Shares except for securities law filings that will be made after the Closing.

         4.9. TAX RETURNS AND PAYMENTS. The Company and its Subsidiaries have filed all United States federal, state, county, local and foreign national, provincial and local returns and reports which were required to be filed on or prior to the date herein in respect of all income, withholding, franchise, payroll, excise, property, sales, use, value-added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature whatsoever (together, "Taxes"), and has paid all Taxes (and any related penalties, fines and






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interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, adequate reserves therefor have been established, except where the failure to do so would not have a Material Adverse Effect. All such returns and reports filed on or prior to the date hereof have been properly prepared and are true, correct (and to the extent such returns reflect judgments made by the Company, such judgments were reasonable under the circumstances) and complete in all material respects, except where the failure to do so would not have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company with respect to taxes for all fiscal periods are adequate, in the opinion of the Company, and the Company does not know of any actual or proposed tax assessment for any fiscal period or of any basis therefor against which adequate reserves have not been set up. The Company has not been advised that any federal income tax return of the Company has been, or will be, examined or audited by the Internal Revenue Service.

         4.10. OFFERING OF THE SHARES. Neither the Company nor anyone authorized to act on its behalf has or will directly or indirectly sell or offer the Shares or any part thereof or any similar securities to, or solicit any offer to buy any thereof from, any Person so as to cause a violation of the Securities Act. In connection with the offering of the Shares, the Company has agreed to pay the Placement Agent a fee equal to 7% of the gross proceeds to the Company from the sale of the Shares.

         4.11. OUTSTANDING REGISTRATION Rights. Except as described in Schedule
4.11 hereto or in the Memorandum, the Company is not a party to any contract or agreement pursuant to which any other party or parties thereto have the right to require the Company (on a best efforts basis or otherwise) (a) to register securities of the Company under the Securities Act for sale by or on behalf of such party or parties or (b) to notify such party or parties of the Company's intention to file a registration statement under the Securities Act and at the request of such party or parties to include therein securities of the Company for sale by or on behalf of such party or parties.

         4.12. EXCHANGE ACT DOCUMENTS. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the New York Stock Exchange. All Exchange Act reports and statements required to be filed by the Company under the Exchange Act, and the rules and regulations thereunder, due at or prior to the date of this Agreement have been made. Each Exchange Act Document conformed in all material respects at the time of its filing to the requirements of the Exchange Act and the rules and regulations thereunder, and no Exchange Act document includes any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.13. OTHER ADVERSE FACTS, ETC. To the best of the Company's knowledge, there are no existing facts or circumstances which materially and adversely affect, or (insofar as the Company can now reasonably foresee) in the future may materially and adversely affect, the business, results of operations or condition, financial or otherwise, of the Company and the Subsidiaries, on a consolidated basis, which are not disclosed in the Form 10-K, other Exchange Act Documents filed with the SEC pursuant to the Exchange Act, or in this Agreement or any exhibit hereto, the Memorandum, or which are required to be disclosed by the Company in an Exchange Act Document.



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         5.  CONDITIONS PRECEDENT.

         5.1. CLOSING. Your obligation to purchase from the Company the number of Shares specified opposite your name in the Schedule of Purchasers at the Closing shall be subject to the following conditions precedent:

                  (a) OPINIONS OF COMPANY COUNSEL. You shall have received from Gardere & Wynne, LLP, counsel for the Company, an opinion, dated the Closing Date, satisfactory in form and substance to the Placement Agent.

                  (b) REPRESENTATIONS AND DEFAULTS. The representations and warranties made by the Company herein shall be true and correct in all material respects on and as of the Closing Date with the same effects as if they had been made on and as of the Closing Date (except as to any changes resulting from transactions expressly reflected herein or contemplated hereby) and no Event of Default as defined in Section 10 hereof, nor any condition or event which, after notice or lapse of time, or both, would constitute such an Event of Default, shall exist; and the Company shall deliver to you on the Closing Date a certificate of the President and the Treasurer of the Company to the foregoing effects.

                  (c) DOCUMENTS. All proceedings to be taken in connection with the transactions contemplated by this Agreement to be consummated at or prior to the Closing Date, and all documents incident thereto, shall be satisfactory in form and substance to the Placement Agent shall have received original counterparts or certified or other copies of all documents which you may have reasonably requested in connection with said transactions and of all corporate proceedings in connection therewith, in form and substance satisfactory to the Placement Agent.

                  (d) MINIMUM OFFERING. The Company shall have received commitments for the purchase of a minimum of $5,000,000 in Shares.

                  (e) NO MATERIAL ADVERSE CHANGE. As of the date of the Closing, no Material Adverse Change has occurred.

                  (f) REGISTRATION RIGHTS AGREEMENT. The Company shall have entered into the Registration Rights Agreement with the purchasers of the Shares in the form of Exhibit A hereto.

         6. COVENANTS OF THE COMPANY. The Company covenants and agrees that, except otherwise agreed to by the Placement Agent in writing, as so long as any of the Shares are outstanding it will comply with the following provisions, subject to the provisions of Section 12 hereof;

         6.1. USE OF PROCEEDS. The Company will apply all of the proceeds (net of costs directly related to the preparation and negotiation of this Agreement and the offering and sale of the Shares) derived from the sale of the Shares for general working capital purposes.

         6.2. TAXES. The Company will promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed on it or upon its income or profits, or upon any of its properties, real or personal, before the same shall become in default, as well as all




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lawful claims for labor, materials, and supplies or otherwise which, if unpaid, might become a lien or charge upon its properties or any part thereof, except where the failure to do so would not have a Material Adverse Effect; provided, however, that the Company shall not be required to pay or cause to be paid any such tax, assessment, charge, levy or claim prior to institution of foreclosure proceedings if the validity thereof shall be contested in good faith by appropriate proceedings and if the Company shall have established reserves deemed by the Company adequate with respect to such tax, assessment, charge, levy, or claim.

         6.3. INSURANCE. The Company will maintain liability, property damage, and insurance on its insurable property against fire and other hazards with responsible insurance carriers in the relative proportionate amounts consistent with the Company's past practice and usually carried by reasonable and prudent companies conducting businesses similar to that of the Company except where the failure to do so would not have a Material Adverse Effect.

         6.4. MAINTENANCE OF EXISTENCE AND PROPERTIES. The Company will keep its corporate existence, rights, and franchises in full force and effect. The Company will comply with all applicable laws and regulations, decrees, orders, judgments, licenses and permits ("Applicable Laws"), except where noncompliance with such Applicable Laws would not have a Material Adverse Effect on the Company.

         6.5. FINANCIAL STATEMENTS AND COMPLIANCE CERTIFICATES. The Company will keep true books of record and account in which full, true and correct entries in accordance with generally accepted accounting principles will be made of all dealings or transactions in relation to its business and activities. For a period of three years after the Closing Date, the Company shall furnish:

                  (a) to the Placement Agent, as soon as available and in any event within 47 days after the close of each fiscal quarter (except the last fiscal quarter of each fiscal year of the Company), commencing with the fiscal quarter ending March 31, 2000, a consolidated balance sheet of the Company as of the end of such quarter and consolidated statements of operations and cash flows of the Company for such quarter and for the expired portion of the then current fiscal year, setting forth comparable figures for the same quarter and expired portion of the previous fiscal year, and prepared and certified by the Chief Financial Officer of the Company, subject to year-end audit adjustment;

                  (b) to each holder of the Shares and the Placement Agent, as soon as available and in any event within 107 days after the close of each fiscal year of the Company, a balance sheet of the Company as of the end of such fiscal year and consolidated statements of operations, stockholders' equity, and cash flows of the Company for such fiscal year, setting forth comparable figures for the previous fiscal year, all reported upon, and certified, by independent certified public accountants of nationally recognized standing;

                  (c) with each financial statement required to be delivered pursuant to the provisions of paragraph (b) above, a certificate of the Chief Financial Officer of the Company stating that to the best of his knowledge there does not exist any Event of Default or any condition or event which after notice or lapse of time, or both, would constitute an Event of Default, or specifying the nature and period of existence of each such Event of Default, condition or event and the action the Company is taking or proposed to take with respect thereto; and


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                  (d) to the Placement Agent, promptly upon transmission
         thereof, copies of all financial statements and reports sent by the Company to its shareholders and of all regular and periodic reports, if any, filed by it with the Commission pursuant to any statute administered by the Commission.

Except as and to the extent required by law or by any regulatory authority having jurisdiction over you, and except for disclosures to prospective transferees of any of your Shares, you will not willfully disclose to others information obtained from any such inspection or discussion which the Company advises you is confidential in nature.

         7. REGISTRATION AND TRANSFER OF SHARES. The Company agrees to maintain an office (or to appoint an agent having an office) in Dallas, Texas, or such other city as the Company may designate by notice in writing to you, at which Shares may be surrendered for transfer and reissuance, for exchange, replacement, conversion, or cancellation. The Company shall keep or cause to be kept, at the office or agency so maintained, a register or registers in which the Company or its agent shall register the names and addresses of the holders of the Shares and shall transfer registered Shares in accordance with this Agreement. Upon surrender for transfer of any registered Shares duly assigned by the registered holder (or its duly authorized attorney) to the transferee(s) thereof and subject to satisfaction of the requirements set forth in Section 9.4 hereof if such Shares are then Restricted Shares, the Company shall execute and deliver a new registered certificates for the Shares. No service charge shall be assessed for any transfer, registration, reissuance, exchange, conversion, or notation of payment hereunder.

         8. SUBSTITUTION OF SHARE CERTIFICATE. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction, or mutilation of any certificate for Shares, and of indemnity satisfactory to it (which, in the case of any original purchaser of the Shares, shall be a contractual obligation of such purchaser) and upon surrender, at the office or agency maintained in accordance with Section 8 hereof, and cancellation of any Shares, if mutilated, the Company will execute and deliver a new certificate of like tenor, in lieu of such certificate.

         9. SECURITIES ACT.

         9.1. INVESTMENT INTENT, ETC. Each of you and each other Person who has been designated by you as a registered holder to whom Shares will be initially issued on the Closing Date, by acceptance of such Shares, represent and in making this sale it is specifically understood and agreed that you and each such other Person are (i) "accredited investors" as defined in Rule 502 of Regulation D under the Securities Act, and (ii) acquiring the Shares to be purchased for your, or such Person's, own account, and not with a view to or for sale in connection with any distribution thereof, provided that the disposition of your, or such Person's, property shall at all times be and remain within your, or such Person's, control.

         9.2. RESTRICTIONS ON TRANSFERABILITY. The Shares shall not be transferable except upon the conditions specified in this Section 9, which conditions are intended to ensure compliance with the provisions of the Securities Act in respect of the transfer of any Security.

         9.3. RESTRICTIVE LEGENDS. Each certificate for Common Stock and each certificate for Common Stock issued to a subsequent transferee shall (unless otherwise permitted by the





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provisions of Section 9.4 hereof) be stamped or otherwise imprinted with a legend in substantially the following form:

                  "The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The shares have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts."

         9.4. NOTICE OF PROPOSED TRANSFERS. Except as otherwise provided in paragraph (b) of this Section 9.4, prior to any transfer or attempted transfer of any Restricted Stock, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer and shall be accompanied by an opinion of counsel for such holder satisfactory to the Company, to the effect that such transfer may be effected without registration of such Restricted Stock, under the Securities Act. If such notice is accompanied by such an opinion, such holder shall be entitled to transfer such security in conformity with the terms of such notice, and, if the opinion of counsel so specifies, the securities issued upon any such transfer shall not bear the restrictive legend set forth in Section 9.3.

         10.  EVENTS  OF  DEFAULT.  If any  one or more  of  the  following
events  (herein  called "Events   of   Default")   shall   occur   and  be
continuing:

                  (a) default shall be made in the due performance or observance of any other material covenant, agreement, or provision herein to be performed or observed by the Company or a breach shall exist in any material representation or warranty herein contained, and such default or breach is material and shall have continued for a period of 90 days after written notice thereof to the Company from any holder or holders of Shares aggregating not less than 5% of the aggregate number of the Shares then outstanding;

                  (b) the Company shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of the Company or any of its assets, (ii) make a general assignment for the benefit of creditors, (iii) be adjudicated a bankrupt or insolvent or (iv) file a voluntary petition in bankruptcy, or a petition or answer seeking reorganization to take advantage of any bankruptcy, reorganization, insolvency, moratorium, dissolution, liquidation, or debtor relief law, or any chapter of any such law, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or chapter, or corporate action shall be taken by the Company for the purpose of effecting any of the foregoing; or an order, judgment, or decree shall be entered, without the application, approval, or consent of the Company, by any court of competent jurisdiction, approving a petition seeking liquidation or reorganization of the Company or of all or a substantial part of the assets of the Company;

                  (c) default shall occur with respect to any indebtedness for borrowed money of the Company or under any agreement under which such indebtedness may be issued by the Company and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of all such indebtedness for which such default





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         shall have occurred exceeds $1,000,000 and, if not already matured in accordance with its terms, such default shall result in the acceleration of such indebtedness, and such default shall have continued for a period of 90 days after written notice thereof to the Company from any holder or holders of Shares aggregating not less than 5% of the aggregate number of the Shares then outstanding; provided, however, that if such default shall be remedied or cured by the Company, or waived by the holders of such indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured, or waived without further action upon the part of and holders of the Shares; or

                  (d) final judgment for the payment of money in excess of $1,000,000 shall be rendered against the Company and the same shall remain undischarged for a period of 90 days during which execution shall not be effectively stayed by appeal, posting of a bond, or agreement of the parties thereto.

         11. DEFINITIONS.

         "Affiliates" of any Person shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise. Each director, executive officer, and holder of 5% or more of and class of the outstanding voting securities of the Company shall be deemed to be an "Affiliate" of the Company.

         "Business Day" shall mean any day that the New York Stock Exchange is open for trading.

         "Closing" shall have the meaning given such term in Section 3 hereof.

         "Commission" shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

         "Common Stock" shall mean the Company's Common Stock, $0.01 par value per share.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Act Documents" shall mean all reports and statements required to be filed by the Company with the Securities and Exchange Commission under the Exchange Act, together with all documents incorporated by reference therein or attached as exhibits thereto.

         "Event of Default" shall have the meaning given such term in Section
10.

         "Form 10-K" shall mean the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

         "Governmental Body" shall mean any Federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         "Material Adverse Change" shall mean any single circumstance or event (or series of circumstances or events) having a Material Adverse Effect.

         "Material Adverse Effect" shall mean any material adverse effect on the financial condition or business operations of the Company and its Subsidiaries, taken as a whole.

         "Memorandum" shall mean the Confidential Offering Memorandum dated April 19, 2000, with respect to the offering of the Shares.

         "Person" shall mean and include an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization, a government or any department or agency thereof, and any other entity.

         "Placement Agent" shall mean Sanders Morris Harris, Inc., a Texas corporation.

         "Restricted Stock" shall mean shares of Common Stock issued or issuable pursuant to this Agreement and evidenced by a certificate bearing the restrictive legend set forth in Section 9.3 hereof.

         "SEC" shall mean the Securities and Exchange Commission.

         "Shares" shall mean the shares of Common Stock issued or issuable pursuant to this Agreement.

         "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "Stock Purchase Price" shall mean the lesser of (i) $5.00 per share or
(ii) 80% of the average closing price for shares of the Common Stock on the New York Stock Exchange for the 20 Trading Days prior to Closing.

         "Subsidiary" shall mean any Person of which at the time of determination the Company and/or one or more Subsidiaries owns or controls directly or indirectly more than 50% of the shares of voting stock of such Person.

         "Trading Day" shall mean a day that the New York Stock Exchange is open for trading.

         12. WAIVERS; MODIFICATIONS OF AGREEMENT. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or condition herein set forth may be omitted, if the Company (a) shall obtain from the holders of record of Shares aggregating not less than 66-2/3% of the number of the Shares at the time outstanding their consent thereto in writing and (b) shall deliver copies of such consent in writing to any such holders of record who did not execute the same; provided, however, that without the consent in writing of all holder of the Shares purchased pursuant to this Agreement, no such consent shall reduce the percentage of the number of the Shares the consent of the holders of which shall be required under this Section 12.

         13. SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations, and warranties made herein and in any certificate delivered pursuant hereto shall survive any investigation made by you and the execution and delivery to you of the Shares to be purchased by you and your payment therefor and continue for two years.

         14. BROKERS; ISSUANCE TAXES. The Company will hold you free and harmless from any claim, demand, liability for, or expense in connection with, any brokers' or finders' fees or commissions claimed by any Person acting on behalf of the Company in connection with this Agreement or the transactions contemplated herein and taxes (excluding federal income taxes), if any, payable upon, or on account of, issuance of the Shares.

         15. GOVERNING LAW. This Agreement and the Shares are being delivered in the State of Texas and shall be governed by and construed according to the laws of the State of Texas.

         16. NOTICES. Any notice, consent, request, or other communication required or permitted hereunder shall be in writing and shall be deemed given when either (a) personally delivered to the intended recipient or (b) sent and delivered, by certified or registered mail, return-receipt requested, addressed to the intended recipient as follows:

         if to the Company, to               Tyler Technologies, Inc.
                                             2800 West Mockingbird Lane
                                             Dallas, Texas 75235
                                             Attention: Theodore Bathurst;

         if to any of you, to                Sanders Morris Harris
                                             3100 Chase Tower
                                             Houston, Texas 77002

                                             Attention: Charles L. Davis

; if to any other holder of Shares to the address of such holder set forth on
Schedule 1 or given to the Company in accordance with Section 9; and if to any other holder of Restricted Stock, to the address of such holder as set forth in the stock transfer records of the Company. Any Person (other than the Company) may change the address to which notice is to be sent pursuant to the preceding sentence by giving written notice of such new address to the Company in accordance with this Section 16. The Company may change the address to which notice is to be sent hereunder by giving notice of such change, in accordance with this Section 16, to each Person against whom such change shall be effective. Any notice mailed as aforesaid shall, unless otherwise provided herein, be deemed given on the fifth day after deposited in the United States mail in accordance with the first sentence of this Section 16.

         Each of the Purchasers hereby appoints Sanders Morris Harris Inc. as his, her, or its representative and agent to whom all communications to such Shareholders may be directed.

         17. PARTIES IN INTEREST. All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its or your rights or obligations under this Agreement without your prior written consent and you may not assign or transfer any of your rights or obligations under this Agreement without the prior written consent of the Company.

         18. HEADINGS. The headings of the various sections and subsections hereof have been inserted for convenience of reference only and shall not be deemed to in any way modify any of the terms or provisions hereof.

         19. COUNTERPARTS. This Agreement may be signed by each party hereto upon a separate copy, in which event all of said copies shall constitute a single counterpart of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         If the foregoing is in accordance with your understanding, please sign the form of confirmation and acceptance on the enclosed counterpart of this Agreement and return the same to the company, whereupon this Agreement shall be a binding agreement between you and the Company.


                                        Very truly yours,


                                        TYLER TECHNOLOGIES, INC.



                                        By
                                          --------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


The foregoing Agreement is confirmed and accepted as of the date first above written.

SANDERS MORRIS HARRIS INC.,
as agent and attorney-in-fact for the
Purchasers listed on Schedule 1


By
  -------------------------------------------
     Charles L. Davis, Managing Director

                                   SCHEDULE 1

              Schedule of Purchasers




   Registered Owner/Address            Purchase Price      Shares of Common Stock
   ------------------------            --------------      ----------------------









                                                                   SCHEDULE 4.11

                         Outstanding Registration Rights